Exhibit 4.26


                                  ATTACHMENT A

                        Powers, Designations, Preferences
        and Relative, Participating, Optional or Other Special Rights of
            and the Qualifications, Limitations or Restrictions Upon

                            GLOBAL TECHNOLOGIES, LTD.
                     SERIES E 8% CONVERTIBLE PREFERRED STOCK

     Section 1. DESIGNATION, AMOUNT AND PAR VALUE. The series of preferred stock shall be designated as Global Technologies, Ltd.'s Series E 8% Convertible Preferred Stock (the "PREFERRED STOCK") and the number of shares so designated shall be 250 (which shall not be subject to increase without the consent of the holders of the Preferred Stock (each, a "HOLDER" and collectively, the "HOLDERS")). Each share of Preferred Stock shall have a par value of $.01 and a stated value equal to the sum of $10,000 plus all accrued dividends to the date of determination to the extent not previously paid in cash in accordance with the terms hereof (the "STATED VALUE").

     Section 2. DIVIDENDS.

     (a) Holders shall be entitled to receive, out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 8% per annum, payable on each December 31, March 31, June 30 and September 30 for so long as such share shall be outstanding, commencing June 30, 2001 (each such quarterly date is referred to herein as a "DIVIDEND PAYMENT DATE"), in cash or by accretion of the Stated Value. Subject to the terms and conditions herein, the decision whether to accrete dividends hereunder to the Stated Value or to pay for dividends in cash shall be at the discretion of the Company. The Company shall provide the Holders written notice of its intention to accrete dividends hereunder to the Stated Value or pay dividends in cash not less than ten days prior to each Dividend Payment Date for so long as shares of Preferred Stock are outstanding (the Company may indicate in such notice that the election contained in such notice shall continue for later periods until revised). Failure to timely provide such written notice shall be deemed (if permitted hereunder) an election by the Company to accrete dividends hereunder to the Stated Value. Dividends on the Preferred Stock shall be calculated on the basis of a 365-day year, shall accrue daily commencing on the Original Issue Date (as defined in Section 8), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the Holders based upon the number of shares of Preferred Stock held by each Holder. Any dividends to be paid in cash hereunder that are not paid within three Trading Days (as defined in Section 8) following a Dividend Payment Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 18% per annum or the lesser rate permitted by

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applicable  law (such fees to accrue  daily,  from the date such dividend is due hereunder through and including the date of payment).

     (b) Notwithstanding anything to the contrary contained herein, the Company must pay dividends in cash if:

          (i) the number of shares of Common Stock (as defined in Section 8) at the time authorized, unissued and unreserved for all purposes is insufficient to accrete such dividends to the Stated Value to permit conversion in full of all outstanding Stated Value; or

          (ii) the accretion of such dividends to the Stated Value and subsequent conversions of all then outstanding Stated Value would result in a violation of Section 5(a)(ii) or the rules of the Nasdaq Stock Market or any other rules and regulations governing any other market or exchange on which the Common Stock is then listed or quoted for trading.

     (c) So long as any Preferred Stock shall remain outstanding, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 8), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5 or dividends due and paid in the ordinary course on preferred stock of the Company at such times when the Company is in compliance with its payment and other obligations hereunder), nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Preferred Stock.

     Section 3. VOTING RIGHTS. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Holders of a majority of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) senior to or otherwise pari passu with the Preferred Stock, (c) amend its certificate or articles of incorporation or other charter documents so as to affect adversely any rights of the Holders, (d) increase the authorized number of shares of Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

     Section 4. LIQUIDATION. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "LIQUIDATION"), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value per share before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of 50% or more of the assets of the Company or the effectuation by the Company

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of a transaction or series of related transactions in which more than 33% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies into one or more companies not wholly-owned by the Company shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder.

     Section 5. CONVERSION.

     (a) (i) CONVERSIONS AT OPTION OF HOLDER. Each share of Preferred Stock shall be convertible into shares of Common Stock (subject to the limitations set forth in Section 5(a)(ii)), at the Conversion Ratio (as defined in Section 8), at the option of the Holder at any time and from time to time from and after the Original Issue Date. Holders shall effect conversions by surrendering the certificate or certificates representing the shares of Preferred Stock to be converted to the Company, together with the form of conversion notice attached hereto as EXHIBIT A (a "CONVERSION NOTICE"). Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice (including by facsimile) (the "CONVERSION DATE"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that a Conversion Notice is deemed delivered hereunder. If the Holder is converting less than all shares of Preferred Stock represented by the certificate or certificates tendered by the Holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such Holder (in the manner and within the time set forth in Section 5(b)) a certificate representing the number of shares of Preferred Stock as have not been converted.

          (ii) CONVERSION RESTRICTION. Unless (i) permitted by the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded or (ii) the Company has obtained approval of the shareholders of the Company of the issuance of the Common Stock upon conversion of the Preferred Stock in accordance with applicable law and the rules and regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or any of its securities (the "SHAREHOLDER APPROVAL"), in no event shall the total number of shares of Common Stock issued upon conversion of the Preferred Stock (including any shares of capital stock or rights to acquire shares of capital stock issued by the Company which are aggregated or integrated with the Common Stock issued or issuable upon conversion of the Preferred Stock for purposes of any such rule or regulation) exceed the maximum number of shares of Common Stock that the Company can so issue pursuant to any rule of the principal United States securities market on which the Common Stock trades (including Rule 4350(i) of the Nasdaq Stock Market or any successor rule) (the "ISSUABLE MAXIMUM") which, as of the Original Issue Date, shall be 2,316,466 (19.99% of the total shares of Common Stock outstanding on the Original Issue Date), subject to equitable adjustments from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the Original Issue Date. In the event that (a) the aggregate number of shares of Common Stock actually issued upon conversion of the Preferred Stock represents at least 50% of the Issuable Maximum and (b) the sum of (x) the aggregate number of shares of Common Stock actually issued upon

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conversion of the outstanding  Preferred Stock plus (y) the aggregate  number of shares of Common Stock that remain issuable upon conversion of Preferred Stock at the then effective Conversion Price, represents at least one hundred percent (100%) of the Issuable Maximum (the "Triggering Event"), the Company will use its best efforts to seek and obtain Shareholder Approval (or obtain such other relief as will allow conversions hereunder in excess of the Issuable Maximum) as soon as practicable following the Triggering Event.

     (b) Not later than three Trading Days after each Conversion Date, the Company will deliver to the Holder (A) a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock, (B) one or more certificates representing the number of shares of Preferred Stock not converted and (C) a bank check in the amount of accrued and unpaid dividends (if the Company has elected or is required to pay accrued dividends in cash). Notwithstanding the foregoing or anything to the contrary contained herein, the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Preferred Stock until one Trading Day after certificates evidencing such shares of Preferred Stock are delivered for conversion to the Company, or the Holder of such Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

     (c) (i) The conversion price for each share of Preferred Stock in effect on any Conversion Date shall be the Per Share Market Value on the Original Issue Date, i.e., $0.3125 (the "CONVERSION PRICE").

          (ii) If the Company, at any time while any shares of Preferred Stock are outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities or pari passu securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification and exchange of the Common Stock any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. Whenever the Conversion Price is adjusted pursuant to this Section 5(c)(ii) the Company shall promptly mail to each Holder, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

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          (iii)  All  calculations  under  this  Section  5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

          (iv) In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the Holders of the Preferred Stock then outstanding shall have the right thereafter to convert such shares into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

          (v) In case of any merger or consolidation of the Company with or into another Person, or sale by the Company of more than one-half of the assets of the Company (on an as-valued basis) in one or a series of related transactions, a Holder shall have the right thereafter to convert its shares of Preferred Stock into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such merger, consolidation or sales would have been entitled.

          (vi) If (a) the Company shall declare a dividend (or any other distribution) on the Common Stock, (b) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (c) the Company shall authorize the granting to all holders of Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (d) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property, or (e) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then the Company shall notify the Holders at their last addresses as they shall appear upon the stock books of the Company, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger,

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sale,  transfer or share  exchange.  Holders are  entitled to convert  shares of
Preferred Stock during the 30-day period commencing the date of such notice to the effective date of the event triggering such notice.

     (d) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall be issuable (taking into account the provisions of Section 5(a) and Section 5(c)) upon the conversion of all outstanding shares of Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized and issued and fully paid and nonassessable.

     (e) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon a conversion hereunder, the Company shall pay an amount in cash equal to the Conversion Ratio multiplied by such fraction.

     (f) The issuance of certificates for Common Stock on conversion of Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted.

     (g) Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.

     (h) Any and all notices or other communications or deliveries to be provided by the Holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the General Counsel of the Company addressed to 1811 Chestnut Street, Suite 120, Philadelphia, Pennsylvania 19103 or to facsimile number (215) 972-8183, or to such other address or facsimile number as shall be specified in writing by the Company for such purpose. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of
(i) the date of transmission, if such notice or communication is delivered via facsimile and the party giving such notice has a confirmation of transmission setting forth the date and time of transmission, which was produced by the facsimile machine at the facsimile telephone number specified in this Section prior to 8:00 p.m. (New York City time), (ii) the date after the date of

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transmission, if such notice or communication is delivered via facsimile and the party giving such notice has a confirmation of transmission setting forth the date and time of transmission, which was produced by the facsimile machine at the facsimile telephone number specified in this Section later than 8:00 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

     Section 6. OPTIONAL REDEMPTION.

     (a) Subject to the provisions of this Section 6, from and after the Original Issue Date, the Company shall have the right, upon 30 Trading Days' notice (an "OPTIONAL REDEMPTION NOTICE" and the date such Optional Redemption Notice is received by a Holder, an "OPTIONAL REDEMPTION DATE") to the Holders, to redeem all or any portion of the shares of Preferred Stock which have not previously been redeemed or for which Conversion Notices shall not have been delivered, for a price equal to the Optional Redemption Price (as defined below). The Company may only deliver an Optional Redemption Notice if the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes is sufficient to satisfy the Company's conversion obligations of all shares of Preferred Stock then outstanding, and this must be the case during the entire 30 Trading Days between the date of delivery of an Optional Redemption Notice and the date of payment of the Optional Redemption Price. A Holder may, subject to Section 5(a) hereof, convert (and the Company shall honor such conversions in accordance with the terms hereof) any or all of the shares of Preferred Stock subject to an Optional Redemption Notice delivered for conversion on or prior to the 30th Trading Day following an Optional Redemption Date.

     (b) Failure by the Company to pay the entire Optional Redemption Price by the 30th Trading Day following an Optional Redemption Date shall, at the option of the Holders subject thereto, result in the invalidation AB INITIO of the unpaid portion of such optional redemption, and, notwithstanding anything herein to the contrary, the Company shall thereafter have no further rights to optionally redeem any shares of Preferred Stock. In such event, the Company shall, at the option of the Holder, either, (i) not later than three Trading Days from receipt of Holder's request therefor, return to the Holder all of the shares of Preferred Stock for which such Optional Redemption Price has not been paid in full (the "UNPAID REDEMPTION SHARES") or (ii) convert all or any portion of the Unpaid Redemption Shares in which event the Per Share Market Value for such shares shall be the lowest of the Conversion Price, the Per Share Market Value calculated on the date the Optional Redemption Price was originally due and the Per Share Market Value as of the Holder's written demand for conversion. If the Holder elects option (ii) above, the Company shall within three Trading Days of its receipt of such election deliver to the Holder the shares of Common Stock issuable upon conversion of the Unpaid Redemption Shares subject to such Holder conversion demand and otherwise perform its obligations hereunder with respect thereto.

     (c) The "OPTIONAL REDEMPTION PRICE" applicable for any Optional Redemption Date shall equal the product of (A) the sum of (x) one and (y) the product of
0.0125 and the number of months after the Original Issue Date that the Optional Redemption Date occurs (rounding such number down in the event that the Optional Redemption Date occurs before the 15th of any month, and rounding such number up in the event that the Optional Redemption Date occurs on or after the 15th of any month), and (B) the aggregate Stated Value of the number of shares of Preferred Stock being redeemed.

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     Section 7. [INTENTIONALLY LEFT BLANK]

     Section 8. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

     "COMMON STOCK" means the Company's Class A common stock, par value $.01 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

     "CONVERSION RATIO" means, at any time, a fraction, the numerator of which is Stated Value and the denominator of which is the Conversion Price at such time.

     "JUNIOR SECURITIES" means the Common Stock and all other equity securities of the Company other than those securities that are outstanding on the Original Issue Date and which are explicitly senior in rights or liquidation preference to the Preferred Stock.

     "ORIGINAL ISSUE DATE" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock, i.e. March 30, 2001.

     "PER SHARE MARKET VALUE" means on any particular date (a) the closing bid price per share of Common Stock on such date on the Nasdaq National or SmallCap Market or on any other market or exchange on which the Common Stock is then listed or quoted ("SUBSEQUENT MARKET"), or if there is no such price on such date, then the closing bid price on the Nasdaq National or SmallCap Market or on such Subsequent Market on the date nearest preceding such date, or (b) if the Common Stock is not then listed or quoted on the Nasdaq National or SmallCap Market or on a Subsequent Market, the closing bid price for a shares of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock are not then publicly traded the fair market value of a share of Common Stock as determined by an appraiser selected in good faith by the Holders of a majority of the shares of the Preferred Stock.

     "PERSON" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

     "TRADING DAY" means (a) a day on which the Common Stock is traded on the Nasdaq National or SmallCap Market or on the Subsequent Market on which the Common Stock is then listed or quoted, as the case may be, or (b) if the Common

Stock is not listed on the Nasdaq National or SmallCap Market or on a Subsequent Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); PROVIDED, HOWEVER, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

     "UNDERLYING SHARES" means the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

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
                                    EXHIBIT A

                              NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series E 8% Convertible Preferred Stock indicated below, into shares of Class A common stock, par value $.01 per share (the "COMMON STOCK"), of Global Technologies, Ltd., a Delaware corporation (the "COMPANY"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

                       _________________________________________________________
                       Date to Effect Conversion

                       _________________________________________________________
                       Number of shares of Preferred Stock to be Converted

                       _________________________________________________________
                       Stated Value of shares of Preferred Stock to be Converted

                       _________________________________________________________
                       Number of shares of Common Stock to be Issued

                       _________________________________________________________
                       Applicable Conversion Price

                       _________________________________________________________
                       Signature

                       _________________________________________________________
                       Name

                       _________________________________________________________
                       Address